Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2023 Fourth Quarter and Full-Year Results

Company Reports Record Fiscal Year Diluted EPS of $5.40

Elgin, IL, August 23, 2023 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2023 fourth quarter and full fiscal year ended June 29, 2023.

Fourth Quarter Summary (compared to prior year quarter which contained an extra week)

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Net sales decreased 9.1% to $234.2 million
•
Sales volume decreased 9.0% to 74.2 million pounds
•
Gross profit decreased 2.6% to $54.7 million
•
Diluted EPS decreased 16.0% to $1.26 per share

Full Year Summary (compared to prior year which contained an extra week)

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Net sales increased 4.6% to $999.7 million
•
Sales volume decreased 1.8% to 308.5 million pounds
•
Gross profit increased 6.0% to $211.6 million
•
Diluted EPS increased 1.3% to $5.40 per share

CEO Commentary

“I am very proud of our financial performance in fiscal 2023 as we navigated through a challenging operating environment and elevated levels of inflation and delivered a record diluted earnings per share for the fiscal year,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“We also achieved an important milestone towards our goal of diversifying our product offerings during the second half of the fiscal year. We launched a new product line of private brand nutrition bars and sold over $4.2 million of this bar product to a number of our key retail partners. Our nutrition bars have been well received by our retail partners and their customers, who enjoy a great product at an attractive price point. We have great momentum as we expect to continue to grow distribution and gain additional private brand nutrition bar customers in subsequent quarters,” Mr. Sanfilippo stated.

“In addition, we raised our annual dividend by 6.7% to $0.80 per share and supplemented our annual dividend with a special dividend of $1.20 per share, both of which will be paid on September 13, 2023. This strong performance would not be possible without our talented team members whose conviction, agility and determination are unrivaled,” Mr. Sanfilippo continued.

“Looking ahead to fiscal 2024, we are focused on accelerating our volume growth by capitalizing on the success of our private brand nutrition bars, strategically investing in our brands, partnering with our key private brand customers, and exploring strategic acquisition opportunities. We are confident we can continue to deliver strong operating results and create long-term value for our shareholders through the execution of our Long-Range Plan,” Mr. Sanfilippo concluded.

Fourth Quarter Results

Net Sales

Net sales for the fourth quarter of fiscal 2023 decreased 9.1% to $234.2 million mainly due to a 9.0% decrease in sales volume. Excluding the estimated impact of the extra week in the prior year fourth quarter, net sales decreased by approximately 2.1%.

Exhibit 99.1

Sales Volume

Consumer Distribution Channel (6.9)% (+0.3% excluding the estimated impact of the extra week in the prior year fourth quarter)

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Private Brand (4.7)%

The sales volume decrease was driven by the extra week in the fourth quarter of the prior year, partially offset by new private brand peanut butter and nutrition bar business at a mass merchandising retailer. Excluding the estimated impact of such extra week, private brand sales volume grew by approximately 2.6%.

•
Branded* (15.4)%

This sales volume decrease was mainly attributable to a 29.1% decrease in the sales volume of Fisher snack nuts due to decreased promotional activity at two major customers, a 26.5% decrease in volume for Southern Style Nuts due to reduced promotional activity at a current club customer and the sales volume associated with the extra week in the fourth quarter of the prior fiscal year. Excluding the estimated impact of such extra week, branded sales volume decreased by 8.9%.

Commercial Ingredients Distribution Channel (9.8)%

The sales volume decrease was primarily due to the extra week in the fourth quarter of the prior fiscal year. Additionally, a 33.1% decrease in sales volume of bulk products to other food manufacturers, which was driven by reduced consumption from softened consumer spending, also contributed to the sales volume decrease. Excluding the estimated impact of such extra week, sales volume decreased by 2.8%.

Contract Packaging Distribution Channel (21.0)%

This sales volume decrease was mainly due to decreased peanut distribution by a major customer in this channel. Excluding the estimated impact of the extra week in the prior year fourth quarter, sales volume decreased by 15.0%.

Gross Profit

Gross profit margin increased to 23.4% of net sales from 21.8% of net sales in the prior comparable quarter. This is primarily due to lower acquisition costs for all major tree nuts, which was partially offset by higher acquisition cost for peanuts. Gross profit decreased by $1.5 million due to the lower net sales base, which was partially offset by the reasons noted above.

 Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts.

Exhibit 99.1

Operating Expenses, net

Total operating expenses, net increased $1.4 million in the quarterly comparison mainly due to an impairment of a minority investment, increases in marketing and related consulting expenses, incentive compensation expense, and loss on asset disposals. These increases were partially offset by a decrease in freight and equity compensation expense. Total operating expenses, as a percentage of net sales, increased to 14.2% from 12.3% in the prior comparable quarter due to the reasons noted above and a lower net sales base.

Inventory

The value of total inventories on hand at the end of the current fourth quarter decreased $31.9 million, or 15.6%, year over year. The decrease in the value of total inventories was primarily due to lower commodity acquisition costs for all major tree nuts and lower on-hand quantities of work-in-process and finished goods inventory. This decrease was partially offset by higher acquisition costs for peanuts and other raw materials. The weighted average cost per pound of raw nut and dried fruit input stock on hand decreased 24.3% year over year. This was driven by lower acquisition costs for all major tree nuts, which was partially offset by higher peanut acquisition costs.

Full Year Results

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Net sales increased 4.6% to $999.7 million. The increase in net sales was primarily attributable to a 6.5% increase in the weighted average selling price per pound, which was partially offset by 1.8% decrease in sales volume. Excluding the estimated impact of the extra week in the prior year fourth quarter, net sales increased by 6.6%.
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Sales volume decreased 1.8% primarily due to sales volume decreases in the consumer and contract packaging channels. Excluding the estimated impact of the extra week in the prior year fourth quarter, sales volume was relatively flat.
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Gross profit margin increased slightly to 21.2% from 20.9%.
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Operating expenses, net increased $9.2 million to $121.4 million. The increase in total operating expenses was primarily due to the reasons cited above as well as an increase in base compensation. In addition, a non-recurring gain of approximately $2.3 million from the sale of the Garysburg, North Carolina facility, which occurred in the first quarter of fiscal 2022, also contributed to the overall increase in fiscal 2023. These increases were partially offset by decrease in freight expense.
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Diluted EPS increased 1.3%, or $0.07 per diluted share, to $5.40.

Conference Call

The Company will host an investor conference call and webcast on Thursday, August 24, 2023, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link: https://register.vevent.com/register/BIed8e338939754d6293c4c6e112b83793. Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit-based products that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Exhibit 99.1

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; and (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

(more)

Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
Net sales	$234,222	$257,748	$999,686	$955,868
Cost of sales	179,504	201,563	788,055	756,241
Gross profit	54,718	56,185	211,631	199,627
Operating expenses:
Selling expenses	18,882	19,986	76,803	76,882
Administrative expenses	14,308	11,786	44,604	37,657
Gain on sale of facility, net	—	—	—	(2,349)
Total operating expenses	33,190	31,772	121,407	112,190
Income from operations	21,528	24,413	90,224	87,437
Other expense:
Interest expense	331	599	2,159	1,921
Rental and miscellaneous expense, net	237	273	1,321	1,347
Pension expense (excluding service costs)	348	618	1,394	2,473
Total other expense, net	916	1,490	4,874	5,741
Income before income taxes	20,612	22,923	85,350	81,696
Income tax expense	5,939	5,509	22,493	19,909
Net income	$14,673	$17,414	$62,857	$61,787
Basic earnings per common share	$1.27	$1.51	$5.43	$5.36
Diluted earnings per common share	$1.26	$1.50	$5.40	$5.33
Weighted average shares outstanding
— Basic	11,594,547	11,549,847	11,576,852	11,537,699
— Diluted	11,670,214	11,607,612	11,642,046	11,593,949

Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 29, 2023	June 30, 2022
ASSETS
CURRENT ASSETS:
Cash	$1,948	$415
Accounts receivable, net	72,734	69,611
Inventories	172,936	204,855
Prepaid expenses and other current assets	6,812	8,283
	254,430	283,164

PROPERTIES, NET:	135,481	132,572

OTHER LONG-TERM ASSETS:
Intangibles, net	18,408	17,715
Deferred income taxes	3,592	3,236
Operating lease right-of-use assets	6,427	2,303
Other assets	6,949	8,272
	35,376	31,526
TOTAL ASSETS	$425,287	$447,262

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$—	$40,439
Current maturities of long-term debt, net	672	3,149
Accounts payable	42,680	47,720
Bank overdraft	285	214
Accrued expenses	42,051	31,240
	85,688	122,762

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	7,102	7,774
Retirement plan	26,653	28,886
Long-term operating lease liabilities	4,771	1,076
Other	8,866	7,943
	47,392	45,679

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26
Common Stock	91	90
Capital in excess of par value	131,986	128,800
Retained earnings	161,512	153,589
Accumulated other comprehensive loss	(204)	(2,480)
Treasury stock	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	292,207	278,821
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$425,287	$447,262